Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into effective the 1st day of July, 2003, by and between AUSTINS STEAKS & SALOON, INC. (“Company”), and James C. Verney (Executive).

WHEREAS, Company is a corporation organized under the laws of the State of Delaware, with its principal place of business in Roanoke, Virginia; and

WHEREAS, Executive is and desires to be employed by the Company on the terms set forth in this Agreement; and

WHEREAS, Company has offered employment to Executive, a resident of the State of North Carolina, subject to the execution of this Agreement; and the Company is willing to employ the Executive only if the Executive executes this Agreement; and Executive desires to be employed with Company, on the terms hereinafter set forth effective as of the Effective Date.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained in this Agreement and other good and valuable consideration, the parties agree as follows:

1.                                      Duties and Obligations.  The Company and Executive agree that Executive shall serve as President and Chief Executive Office of the Company.  In such capacity he shall be the principal executive officer of the Company, and shall be responsible for the day-to-day operation of the Company. Executive shall have and fulfill all duties and responsibilities as may be determined from time to time by the Board of Directors of the Company.

Executive shall serve Company faithfully and to the best of his ability under the direction of the Board of Directors, and shall devote all his professional time, energy and skill to such employment.  Except for his employment with the Company, during the term of this Agreement, Executive shall not enter into any employment, independent contractor relationship, or consulting arrangement, with any other person or entity, or provide services to any other person or entity, without the prior written consent of the Company.  Executive may engage in personal charitable activities so long as such activities do not interfere with the performance of his duties as an employee of the Company.

In the event of his election to the Board of Directors of the Company, Executive will receive no additional compensation for his services as a Board member.

2.                                      Compensation and Bonus.  Executive’s base salary will be at the rate of $210,000 per annum, for the Initial Contract Term as defined in Section 6 of this Agreement.  Thereafter, for any Renewal Term, as defined in Section 6 of this Agreement, Executive’s base salary will be determined by the Board, but shall not be less than $210,000 per annum.  Executive’s base salary shall be paid in twenty-six (26) equal bi-weekly payments.

In addition to base salary, beginning with the calendar year 2004, Executive will be eligible to receive an annual bonus, based upon meeting or exceeding performance objectives (the Performance Target) determined annually by the Board of Directors of Company.  Executive will be consulted in the determination of the Performance Target, but the Board of Directors of Company will have the sole discretion to establish the Performance Target.  No bonus will be paid for the calendar year ending December 31, 2003.

The Performance Target will be established on or before January 1, 2004, by the Compensation Committee of the Board.  Attainment of 80% , but less than 100%, of the Performance Target will result in payment of an amount equal to one-third (1/3) of the Bonus Fund (defined below).  Attainment of 100%, but less than 120%, of the Performance Target will result in payment of an amount equal to two-thirds (2/3) of the Bonus Fund.  The attainment of 120% or more of the Target will result in payment of the entire Bonus Fund.  Bonus terms for Renewal Years shall be determined by the Board.  The Bonus Fund shall be an amount equal to Fifty Percent (50%) of Executive’s then annual base salary. Under no circumstances shall Executive’s annual bonus exceed an amount equal to Fifty Percent (50%) of Executive’s then annual base salary.

The Company shall reimburse Executive for all ordinary and necessary expenses in a reasonable amount that Executive incurs in performing his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions and all dues, fees and expenses associated with membership in various professional, business and civic associations and societies in which Executive’s participation is determined to be beneficial for the Company.  Such expenses will be accounted for and reimbursed through Company’s normal expense-reporting and approval process.

3.                                      Location of Employment.  Executive will perform his services under this Agreement at the principal office of the Company, located in Roanoke, Virginia.  The Company shall provide Executive with such office space, secretarial or support staff, and other facilities and services as may be suitable to his position and appropriate for the performance of his duties.  During the first year of the Initial Contract Term, Executive may occasionally work from Executive’s home office in Charlotte, NC.

4.                                      Benefits.  In addition to salary, Executive shall be entitled to participate in benefit plans which Company adopts and offers to employees, subject to the same terms, conditions and eligibility requirements as other Company employees, including, without limitation health insurance, and retirement, whether pension or profit sharing, plans.  Executive’s participation under any group insurance programs, retirement plans, or other benefit programs, shall be subject to the applicable terms and conditions of the particular plans or programs.  This paragraph shall not be construed as a commitment on the part of the Company to establish, maintain, or continue any such plans or programs.  Company specifically reserves the right to amend, alter, or terminate such plans or programs, as it deems appropriate.

Notwithstanding the foregoing, Executive will not participate in any life or disability insurance benefit plan currently offered by the Company to its employees.  In lieu thereof, Executive will be provided, at no cost to Executive, with a $1 million face amount standard (non-rated) term life insurance policy which shall be in effect during the Initial Contract Term, the First Renewal Term and the Second Renewal Term.  In the event that Executive is unable to qualify for a standard premium, and Executive obtains a $1 million face amount non-standard (rated) term life insurance policy, the Company will reimburse Executive the cost of a $1 million face amount standard (non-rated) term life insurance policy.  In addition, Executive shall be reimbursed for the cost (not to exceed $333.00 per month) of a Northwestern Mutual Individual Disability Policy currently in force covering Executive.

Executive shall be entitled to a $1,000 per month transportation allowance for the Initial Contract Term.  Such allowance shall cover automobile as well as other non-job related transportation expenses, including airfare for Executive.

Executive shall be reimbursed reasonable relocation expenses to move his sole residence to Roanoke, Virginia, which shall be limited to the cost to relocate personal property.  Relocation expenses will be paid within 15 days after submission to the Company of any invoice received by Executive in regard to the said expenses.  Executive shall be reimbursed for actual expenses related to the cost of maintaining a non-primary residence in Roanoke, Virginia, not to exceed $1,750.00 per month, through June 30, 2004.

5.                                      Stock Options.  The Board of Directors shall grant to Executive, options to purchase common stock of the Company as follows:

(a) As soon as is practicable following the execution of this Agreement, Options to purchase 75,000 shares of common stock of Company.  Said Options shall vest as of the last day of the Initial

Contract Term, assuming Executive remains employed or his employment has been terminated without cause.  Said Option shall also vest upon a Change of Control.  Said Options shall be subject to exercise within 10 years of vesting, or within 90 days after termination of employment.  The exercise price for said Options shall be the Book Value per share of the common stock as of March 31, 2003, or $0.88 per share.

(b)  Options to purchase an additional 50,000 shares of common stock of Company shall be granted at the beginning of the First Renewal Term.  Said Option shall vest as of the last day of the First Renewal Term, assuming Executive remains employed or his employment has been terminated without cause.  Said Option shall also vest upon a Change of Control.  Said Options shall be subject to exercise within 10 years of vesting, or within 90 days after termination of employment.  The exercise price for said Options shall be the Book Value per share of the common stock as of March 31, 2003, or $0.88.

All options will be subject to a separate option agreement which will contain standard anti-dilution provisions and appropriate acceleration provisions in connection with (i) the sale of all or substantially all of the assets of the Company (ii) the merger of the Company or (iii) a sale of control of the Company to a non-affiliated third party.

For purposes of this Agreement, a Change in Control of the Company means the occurrence of any of the following events during the period in which this Agreement remains in effect.  A Change in Control will be deemed to occur on the date the event occurs:

A.                                   Change in Voting Power. Any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (other than the Company, or any Subsidiary, or any entity beneficially owned by any of the foregoing) acquire and beneficially own (as defined in Rule 13(d)-3 under the Exchange Act) without Board approval or consent, directly or indirectly, at least thirty percent (30%) of the total voting power of the Company entitled to vote generally in the election of the Board;

B.                                     Change in Board of Directors. Either:

1.                                       the Current Directors (as hereinafter defined) cease for any reason to constitute at least a majority of the members of the Board (for these purposes, a “Current Director” means any member of the Board as of the date of this Agreement, and any successor of a Current Director whose election or nomination for election by the Company̓s stockholders was approved by at least a majority of the current Directors then on the Board); or

2.                                       at any meeting of the stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors fail to be elected;

C.                                     Liquidation, Merger, Consolidation or Recapitalization. The stockholders of the Company approve:

1.                                       a plan of complete liquidation of the Company; or

2.                                       an agreement providing for the merger, consolidation or recapitalization of the Company (i) in which the Company is not the continuing or surviving corporation (other than consolidation or merger with a wholly owned subsidiary of the Company in which all shares outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (ii) pursuant to which the shares are converted into cash, securities or other property, except a consolidation, merger, or recapitalization of the Company in which the holders of the shares immediately prior to the consolidation, merger, or recapitalization have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation,  merger, or recapitalization in which the Board immediately prior to the merger or consolidation would, immediately after the merger , or recapitalization or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation;

D.                                    Sale of Assets. The stockholders of the Company approve an agreement (or agreements) providing for the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

6.                                      Term and Termination. Unless otherwise terminated in accordance with this Agreement, Executive’s employment shall continue for an Initial Term commencing on the effective date of this Agreement, and continuing for a period of eighteen (18) months thereafter (the “Initial Term”).

Thereafter, the Agreement shall automatically renew for subsequent one year terms (Renewal Terms) unless either party provides written notice of termination to the other party more than 30 days in advance of the beginning of any Renewal Term.

Executive’s employment shall be terminated only in one of the following ways:

A.                                   At any time by mutual written agreement of both parties to this Agreement;                                or

B.                                     Upon thirty (30) days written notice from the Company to Executive; or

C.                                     Automatically and immediately should one of the following events occur:

1.                                       Death.  Executive dies; or

2.                                       Disability.  Executive becomes totally and permanently disabled, meaning Executive’s inability for a period of three (3) months, to perform his duties contemplated by this Agreement, such that he does not constitute a Qualified Individual with a Disability under the terms of the Americans with Disabilities Act of 1990.  Such total and permanent disability shall be determined by the Company based on medical and other evidence satisfactory to it; or

D.                                    For Cause.  At any time by the Company, by written notice to Executive, terminating this Agreement and discharging Executive for Cause, as defined in this section of this Agreement.

1.                                       Cause. Termination by the Company of Executive’s employment for “Cause” means:

1.                                       Executive has materially breached this Agreement.  A material breach of this Agreement shall include but shall not be limited to a habitual or repeated neglect of Executive’s duties (illness, injury or incapacity of the Executive, or Executive’s failure to meet the performance criteria established for and communicated to Executive, in writing, by the Company shall not constitute “Cause”);

2.                                       Executive has breached his duty of loyalty to the

Company;

3.                                       Executive has committed an act of gross negligence, in connection with the performance of his duties that is injurious to the business of the Company;

4.                                       Executive has committed an act of gross misconduct relating to his employment or the Company’s business, including, but not limited to, theft or embezzlement of the Company’s property or money, or an act of fraud against the Company;

5.                                       Executive is convicted of a felony, or a crime involving moral turpitude.

2.                                       If Company believes Cause exists, as defined herein, a written notice will be delivered to Executive by the Chairman of the Board or of the Compensation Committee, that specifically identifies the manner in which the Chairman believes that Executive has given the Company Cause for termination of Executive’s employment, and giving Executive an opportunity for Executive, together with Executive’s counsel, to be heard before the Board of Directors of the Company.  The meeting of the Board of Directors shall not be sooner than fifteen (15) calendar days from the date of the written notice.  After granting Executive the opportunity to be heard, the Board of Directors of the Company may then make a finding that, in the good faith opinion of two-thirds of the Board of Directors (excluding the Executive), Executive acted (or failed to act when he should have acted) in a manner constituting Cause as defined herein, and specifying the particulars of that finding.  Following the opportunity for the Executive, together with the Executive’s counsel, to be heard, the Board of Directors may excuse the Executive from any further Board of Directors’ proceeding where the finding is discussed or made.  Pending an opportunity for Executive, together with Executive’s counsel, to be heard before the Board of Directors of the Company, Executive may be immediately placed upon an indefinite suspension without pay and shall be required to immediately leave the Company’s premises.  In the event that two-thirds of the Board of Directors (excluding the Executive), do not find that Executive acted (or failed to act when he should have acted) in a manner constituting Cause as defined herein, then Executive shall be reimbursed for any compensation lost during said suspension.

In the event Executive’s employment is terminated at any time by mutual written agreement of both parties, voluntarily terminated by Executive, automatically and immediately terminated upon Executive’s death or total and permanent disability, or terminated for “Cause”, as defined in this Agreement, then following termination, Executive shall not be entitled to payment of further compensation (whether salary or bonus) or benefits of any type (other Executive’s right to “vested” benefits under the Company’s benefit plans or continuing insurance coverage under the Company’s Health Benefit Plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) at Executive’s sole expense) under this agreement.  In the event Executive’s employment is terminated without “Cause,” as defined in this Agreement, then Executive shall be entitled to a Severance Benefit as set forth in Section 7, below.  If the Company terminates this Agreement without Cause, the Company shall have the right at its option, to require Executive to immediately leave the Company’s premises.

7.                                      Severance.  In the event that the Company terminates Executive’s employment at any time, upon thirty (30) days’ written notice, without Cause, then Executive’s sole remedy shall be payment of the following Severance Benefit.

A.                                   If said termination without Cause occurs during the Initial Term of this Agreement, Executive shall be entitled to a severance payment in an amount equal to six (6) months’ base salary at the rate then in effect.  If the Company terminates this Agreement without Cause, the Company shall have the right at its option, to require Executive to immediately leave the Company’s premises; provided, that the Company shall be obligated to pay (as additional severance) Executive’s base salary during the 30-day notice period.

B.                                     If termination occurs during a one (1) year renewal period under this Agreement, Executive shall be entitled to a severance payment in an amount equal to one (1) year’s base salary at the rate then in effect.  If the Company terminates this Agreement without Cause, the Company shall have the right at its option, to require Executive to immediately leave the Company’s premises; provided, that the Company shall be obligated to pay (as additional severance) Executive’s base salary during the 30-day notice period.

C.                                     Executive shall not be entitled to, and shall not receive any cash bonus paid for any year in which the termination occurs, on or pro rata basis or otherwise.  The base salary portion of the severance shall be payable, at the Executive’s option, in a lump sum or in equal monthly installments consistent with the Company’s ordinary payroll practices.

D.                                    In the event Executive elects continuing insurance coverage under the Company’s Health Benefit Plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) following any Termination Without Cause, then, in addition to payment of salary as set forth above, the Company shall reimburse Executive for all premiums paid by Executive for said continuation coverage for a period of six-months, if the Termination Without Cause occurs within or at the expiration the Initial Contract Term, or for a period of one year, if the Termination Without Cause occurs following the Initial Contract Term.

8.                                      Company Property.

A.                                   Confidential Information.  “Confidential Information” shall mean all financial, advertising, marketing, sales, computer systems, computer software, and any other information relating to the Company’s Business, its intellectual property, trade secrets, proprietary information, customers, vendors, distributors, licensors and employees, including, without limitation, any information, knowledge, data, forms, manuals or systems relating to:

1.                                       Customer, vendor, licensor, distributor and personnel files of the Business and all contracts and commitments of the Business;

2.                                       All technical, and non-technical trade secrets, ideas, research and development, know-how, formulas, software programs, software documentation, source codes, computer databases (including without limitation, data and related documentation), all other proprietary rights of the Business, all copies and tangible embodiments thereof (in whatever form or medium) compositions, manufacturing, design and production processes and techniques, technical data, proprietary technical information, data processing reports, and other technical information and systems relating to the goods and services of the Business;

designs, drawings, specifications; pricing and cost information; customer, vendor, licensor and distributor lists and data;

3.                                       Financial reports, budgets or projections for all or any portion of the Business;

4.                                       Business, advertising and marketing plans, data and proposals for presently offered or prospective products or services of the Business.

B.                                     Trade Secrets.  Confidential Information shall remain the sole property of Company, and shall be deemed trade secrets as defined by Virginia law; provided, however, that Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or the Company or any other past, present or future employee of Company) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company or any of its affiliates.

C.                                     Restrictions on Use.  During the term of employment hereunder and indefinitely thereafter, Executive shall not, without the written consent of the Board of Directors of the Company or a person authorized thereby, disclose or use (except in the course of his employment hereunder and in furtherance of the business of the Company or any of its affiliates) any such Confidential Information or proprietary data of the Company or any of its affiliates unless such disclosure is required by the order of a court of competent jurisdiction or a governmental agency having authority to issue such an order.  Upon termination of his employment under this Agreement, Executive shall promptly return to Company any and all copies he may have of any of the materials, Confidential Information, data and other items referred to above, and shall not retain or use any such information.

D.                                    Intellectual Property.  Any and all writings, analysis, improvements, procedures, methods, discoveries, concepts and techniques (collectively the “Intellectual Property”),  which Executive may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including, without limitation, developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company.

9.                                      Diversion of Employees. During the term of Executive’s employment under this Agreement, and for a period of eighteen (18) months after the termination of his employment with Company for any reason whatsoever, Executive will not, directly or indirectly, (a) induce or attempt to influence any employee of Company to terminate his employment with Company; (b) employ or recommend for employment (other than in response to potential employers seeking job references about employees they specifically identify by name) any employee of the Company; or (c) identify for purposes of employment any employee of Company.

10.                               Non-competition Agreement.  Executive acknowledges that Company is engaged in a business involving relationships with franchisees and customers, the success of which business is in large part due to the undisturbed continuation of such relationships with customers and that all goodwill created as a result of any such contact belongs to Company.

Executive acknowledges his duty of loyalty to the Company and agrees that during the term of Executive’s employment, Executive will not directly or indirectly, for his own account or for the account of another, cause, encourage, induce, attempt to induce, or aid, assist, or abet any other party or person in inducing or attempting to induce any franchisee or customer of Company to terminate or change in any manner adverse to the Company any existing relationship with the Company, other than for the benefit of the Company.

In order to further protect the Company’s legitimate business interests which are a product of substantial effort and investment by Company, including, without limitation, and the Company’s goodwill, the Executive agrees that if his employment with the Company terminates, voluntarily or otherwise, for any reason whatsoever, Executive shall not, directly or indirectly, for himself or on behalf or in conjunction with any other person (including, without limitation, any sole proprietor, general partnership, limited liability company, limited liability partnership, limited partnership, business trust, corporation or other entity) for a period of one (1) year following the latter of the date of termination of his employment, accept an engagement as an independent contractor or employment as an employee with any entity which is defined as a Competitor of the Company, as defined on Exhibit B attached hereto (even if such engagement or employment offer is unsolicited) which involves Executive providing products or services comparable to those provided by the Company to its customers.

Executive acknowledges that he has carefully read and considered the provisions of this agreement and agrees that the restrictions contained in this Section are reasonable and necessary in order to protect the legitimate interests of the Company and that any breach of these covenants by Executive will cause Company irreparable harm for which there exists no adequate remedy at law.  Executive, therefore, acknowledges that in the event of his violation of the provisions of this Section, Company shall be entitled to obtain from any court of competent jurisdiction preliminary and/or permanent injunctive relief arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  Executive is fully aware of the restrictions that this agreement places upon Executive’s future employment with someone other than the Company.

11.                               Prior Agreements.  Executive represents to Company (a) that there are no restrictions, agreements or understandings whatsoever to which Executive is party which would prevent or make unlawful his execution or performance of this Agreement or his employment hereunder, (b) that his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound, and (c) that he is free and able to execute this Agreement and, as to the Effective Date, to begin his employment with Company.

12.                               Applicable Law.  The validity and construction of this Agreement or any of its provisions shall be governed by and determined in accordance with the laws of the State of Virginia.

13.                               Entire Agreement.  This Agreement contains the entire understanding between the parties and supercedes all other oral and written agreements or understandings between them relating to Executive’s employment.  No modification or addition to this Agreement, or waiver or cancellation of any provision under this Agreement, shall be valid except by a written agreement signed by both parties.

14.                               Non-Waiver.  No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise or waiver of that right, shall constitute a waiver of that or any other or future right.

15.                               Notices.  Any notice to be delivered under this Agreement shall be given in writing and delivered, personally, via telefax or similar electronic transmission, or by certified mail, postage prepaid, addressed to the Company or to Executive at its or his last known address.  Any such notice shall be deemed given when actually received by the party to whom the notice is directed.

16.                               Assignment.  In no event may Executive assign to another any of his duties or obligations under this Agreement.

17.          Construction.  The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one party.

18.          Severability.  If any portion of this Agreement shall be invalid or unenforceable, the parties agree that such invalidity or unenforceability shall in no way affect the validity or enforceability of any other portion of this Agreement.

19.          Survival.  The provisions of this agreement shall survive the termination of Executive’s employment.

20.          Review and Execution.  Executive acknowledges that he has read and understands all of the terms of this Agreement, that he is executing the Agreement voluntarily with full knowledge of its significance, that he has been advised to consult with an attorney prior to signing the Agreement, and that has been offered an opportunity to take a reasonable time to consider the Agreement.

AUSTINS STEAKS & SALOON, INC.

By:	/s/ Paul C. Schorr, III

Its:	Chairman

JAMES C. VERNEY

/s/ James C. Verney